Exhibit 10.12

Confidential Treatment Requested by MeiraGTx Holdings plc

LICENCE AGREEMENT

between

UCL Business Plc

and

MeiraGTx UK II Limited

Dated: 28th July 2017

Ref:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

INDEX

1.	Definitions	1

2.	Grant of Rights	5

3.	Know-how and Confidential Information	10

4.	Response to NIH	13

5.	Consideration	13

6.	Commercialisation	17

7.	Access to Medicines and Ethical Licensing	20

8.	Compliance with Laws	21

9.	Intellectual Property	22

10.	Warranties and Liability	25

11.	Insurance: MEEI Requirements	29

12.	Duration and Termination	30

13.	General	33

Schedule 1 Licensed Technology		38

Schedule 2 Appointment of Expert		39

Schedule 3 Definition of Tobacco Industry Funding (Revised 2009)		41

Schedule 4 List of Countries and Territories for Patents		42

Schedule 5 Initial Development Plan		43

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

i

Confidential Treatment Requested by MeiraGTx Holdings plc

THIS AGREEMENT is made                                             July 28, 2017

BETWEEN:

(1)	UCL BUSINESS PLC, a company incorporated in England and Wales under company registration number 02776963 whose registered office is The Network Building, 97 Tottenham Court Road, London W1T 4TP (“UCLB”);

and

(2)	MEIRAGTX UK II LIMITED, (FORMERLY KADMON GENE THERAPY HOLDINGS LIMITED), a company incorporated in England and Wales with registered number 09348737 and having its registered office at 92 Britannia Walk, London, United Kingdom, N1 7NQ (the “Licensee”).

WHEREAS:

A.	University College London (“UCL”) , the Medical Research Council (“MRC”), Massachusetts Eye and Ear Infirmary (“MEEI”), and National Institutes of Health which is a part of the U.S. Department of Health and Human Services (“NIH”) developed certain technology and owned certain intellectual property rights relating to a gene therapy for treating retinitis pigmentosa using an abbreviated form of a human Retinitis Pigmentosa GTPase Regulator (RPGR) gene.

B.	The MRC has entered into an assignment agreement with UCLB in which it assigned all of its right, title and interest in and to the Patent Rights as defined in that assignment to UCLB.

C.	UCL and [***], an employee of UCL, have entered into an assignment agreement with UCLB in which UCL and [***] assigned all of their right, title and interest in and to the Assigned Property as defined in that assignment to UCLB.

D.	The NIH has licensed, maintaining certain reserved rights, all of its right, title and interest in and to the Patents, the Know-how and the Materials to MEEI. MEEI has granted to UCLB, maintaining certain reserved rights, an exclusive licence under the Patents and to use the Know-how and Materials.

E.	The Licensee wishes to acquire rights under the Patents and to use the Know-how and the Materials for the development and commercialisation of Licensed Products in the Field and in the Territory, all in accordance with the provisions of this Agreement.

F.	MeiraGTx UK II Ltd. aims to develop and commercialize the Licensed Product in the Field and in the Territory.

G.	It is the policy of UCLB that its activities in licensing intellectual property take into consideration ethical and socially responsible licensing principles, including ensuring that Licensed Products are made available to fulfil unmet needs in Developing Countries, and the Licensee acknowledges and agrees to carry out its activities under this Agreement in a manner which complies with ethical and socially responsible licensing principles and which is designed to fulfil such needs, all in accordance with the provisions of this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement:

Agreement means this agreement (including the Schedules);

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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Affiliate in relation to a Party, means any entity or person that Controls, is Controlled by, or is under common Control with that Party;

At-Cost Markets means those markets in Developing Countries [***];

Claims means all demands, claims and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, costs and expenses of any nature whatsoever and all costs and expenses (including legal costs) incurred in connection therewith;

Commencement Date means the date of last signature of this Agreement;

Commercial Third Party means a commercial entity that is not a Party of this Agreement;

Competing Product means any product, whether ready for marketing or in development that competes, or is likely to compete once developed, with any Licensed Product;

Confidential Information means the Know-how, the Materials and all other technical or commercial information that:

a)	in respect of information provided in documentary form or by way of a model or in other tangible form, at the time of provision is marked or otherwise designated to show expressly that it is imparted in confidence or which a reasonable person would expect to be confidential; and

b)	in respect of information that is imparted orally, any information that the Disclosing Party or its representatives informed the Receiving Party at the time of disclosure or which a reasonable person would expect to be confidential;

Control means direct or indirect beneficial ownership of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that Party, as the case may be;

Cost-Based Price means, in respect of each Licensed Product, [***];

Developing Country or Developing Countries refers to those countries that are:

a)	[***]; and

b)	to the extent not included in a);

i)	defined as of the Commencement Date [***]; and

ii)	all other countries that may be mutually agreed to by UCL and Licensee from time to time;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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Developing Country Manufacturer means a manufacturer of pharmaceutical products that is able to efficiently manufacture (either within or outside the Developing Country in which the At-Cost market exists), distribute and supply the Licensed Product in an At-Cost market at a Cost-Based Price;

Diligent Efforts means exerting such efforts and employing such resources as would normally be exerted or employed by [***], when utilizing sound and reasonable scientific, medical and business practice and judgment in order to develop the product in a timely manner and generate an economic return to the Parties from its commercialisation;

Disclosing Party has the meaning given in Clause 3.3;

Field means ocular gene therapy;

First Commercial Sale means the first sale to a third party of a Licensed Product in a given regulatory jurisdiction after all regulatory and marketing approvals have been obtained for such Licensed Product in such jurisdiction. A sale shall not be deemed to have occurred if a Licensed Product is provided pursuant to an early access or compassionate use

Indemnitees has the meaning given in Clause 10.6;

Intellectual Property means any and all patents, utility models, registered designs, unregistered design rights, copyright, database rights, rights in respect of confidential information, rights under data exclusivity laws, rights under orphan drug laws, rights under unfair competition laws, property rights in biological or chemical materials, extension of the terms of any such rights (including supplementary protection certificates), applications for and the right to apply any of the foregoing registered property and rights, and similar or analogous rights in any part of the Territory;

Know-how means:

a)	the inventions claimed in the Patents; and

b)	the technical information relating to the inventions claimed in the Patents and data described in the Part B of Schedule 1

Licensed Products means any and all products that are developed, manufactured, used, or sold by or on behalf of the Licensee or its Affiliates or Sub-licensees and which (a) are within (or are manufactured using a process described in) the Patents; and/or (b) incorporate, or their development or manufacture makes use of, any of the Know-how and/or the Materials.

Materials means any and all of the materials referred to in Part C of Schedule 1.

MEEI Indemnitees has the meaning given in Clause 10.7.1.

Net Sales Value means in respect of the Licensed Products after their First Commercial Sale:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

a)	the gross invoiced price of Licensed Products sold by the Licensee or its Affiliates or Sub-licensees in arm’s length sales of Licensed Products for cash consideration; and/ or

b)	where the sale is not at arm’s length and/ or is for or includes a non-cash consideration, or if Licensed Products used or subject to Clause 6.9, disposed of for free by the Licensee or its Affiliates the relevant open market price for the Licensed Product in the country or territory in which the sale, use or disposal takes place or if the relevant open market price is not ascertainable, a reasonable price, assessed on an arm’s length basis therefor,

after	deduction of all documented:

i)	normal trade discounts (but excluding early payment discounts) actually granted and any credits actually given for rejected or returned Licensed Products;

ii)	costs of packaging, insurance, carriage and freight, provided in each case that the amounts are separately charged to the purchaser on the relevant invoice;

iii)	deductions for actual bad debt in connection with sales of Licensed Product (provided that Licensee will use Diligent Efforts to obtain payment of such bad debt);

iv)	value added tax or other sales tax; and

v)	import duties or similar applicable government levies charged to the purchaser on the relevant invoice.

provided that such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred. Sales of Licensed Products between the Licensee and its Affiliates shall not be taken into account for the purposes of calculating “Net Sales Value” unless there is no subsequent sale to a third party in an arm’s length transaction for a cash consideration;

Parties means UCLB and the Licensee, and “Party” shall mean either of them;

Patents means any and all of the patents and patent applications referred to in Part A of Schedule 1, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Principal Investigators means [***].

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

Reasonable Developing Country Licence Terms means terms that meet the requirements of both UCL’s ethical and socially responsible licensing policy, which is at: (http://www.ucl.ac.uk/enterprise/about/policies/files/Global_access-final.pdf) and the following principles:

a)	the Licensee shall [***];

b)	the Developing Country licence terms [***] that shall not [***];

c)	if the Developing Country Manufacturer is granted any exclusive rights, the continued grant of those rights shall be conditional upon the Developing Country Manufacturer supplying At-Cost Markets at a Cost-Based Price and meeting market demand in that market; and

d)	the Licensee may impose reasonable conditions, including as to use of trade marks, trade dress, format and pack size, to differentiate the Licensed Product when sold in the At-Cost market from Licensed Products sold in other markets and to prohibit their export into other markets and territories, provided that such conditions or their implementation do not act as an unreasonable barrier to the prompt and efficient supply of Licensed Product in the At-Cost market;

Receiving Party means has the meaning given in Clause 3.3;

Regulatory Exclusivity means, with respect to a Licensed Product, any exclusive rights or protection which are recognised, afforded or granted by any Regulatory Authority in any country or region with respect to the Licensed Product other than through patent rights;

Sub-licensee means any third party (other than an Affiliate) to whom the Licensee grants a sub-licence of its rights under this Agreement in accordance with Clause 2.3;

Territory means Worldwide;

Valid Claim means a claim of a patent or patent application that has not been abandoned or allowed to lapse or expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

2.	GRANT OF RIGHTS

2.1	Licence

UCLB hereby grants to the Licensee and its Affiliates, and the Licensee hereby accepts on its own behalf and on behalf of its Affiliates, subject to the provisions of this Agreement:

2.1.1	an exclusive (even as to UCL) licence under the Patents, with the right to sub-license, subject to Clause 2.3, to develop, commercialise, manufacture, have manufactured, use, sell and have sold Licensed Products only in the Field and in the Territory; and

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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2.1.2	an exclusive (even as to UCL) licence to use the Know-how and the Materials, with the right to sub-license, subject to Clause 2.3, to develop, commercialise, manufacture, have manufactured, use, sell and have sold Licensed Products only in the Field and in the Territory.

2.2	UCLB shall at the Licensee’s request and cost execute such formal licences as may be necessary to enable the Licensee to register the licences granted to it under this Agreement with the Patent Offices in the relevant Territory. Such formal licence will reflect the terms of this Agreement where possible and for the avoidance of doubt if there is a conflict in the terms of such formal licence and this Agreement, the terms of this Agreement shall prevail. The Licensee shall ensure that this Agreement shall not form part of any public record, except where disclosure of the terms of this Agreement are required by applicable law, rule or regulation (including the rules or regulations of a stock exchange upon which the Licensee’s shares are sold).

2.3	Sub-Licensing

The Licensee shall have the right to grant sub-licences under the licence in Clause 2.1 to its Affiliates or other third parties through one or more levels of Sub-licensees except that the Licensee may not grant such a sub-licence to any person or the Affiliates of any person involved in: the tobacco industry (as defined by the Cancer Research UK Code of Practice on Tobacco Industry Funding to Universities detailed in Schedule 3); arms dealing; gambling operations; the promotion of violence; child labour or any other illegal activity. A grant of any sub-licence shall be conditional on the following:

(a)	The Licensee shall enter into a written agreement with each Sub-licensee and shall ensure that the provisions of each sub-licence are consistent with the provisions of this Agreement, and the Licensee shall ensure that:

(i)	the sub-licence sets out all the proposed terms agreed between the Licensee and the Sub-licensee, including, in particular, all terms as to remuneration;

(ii)	the Sub-licensee will maintain complete and accurate records in sufficient detail to permit UCLB to confirm the accuracy of the calculation of royalty payments under this Agreement; and

(iii)	the sub-licence imposes obligations of confidentiality on the Sub-licensee which are no less onerous than those set out in Clause 3.3.

(b)	The Licensee shall procure that each Sub-licensee complies fully at all times with the provisions of its sub-licence.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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(c)	The Licensee shall be liable for all acts and omissions of its Sub-licensees that, if committed by the Licensee, would constitute a breach of any of the provisions of this Agreement.

(d)	The Licensee shall provide UCLB with a copy of any sub-licence [***] ([***]) days after execution of such sub-licence, provided that the Licensee may redact confidential or proprietary terms from such copy, including financial terms.

(e)	Each sub-licence shall terminate automatically upon termination of this Agreement for any reason (but not expiry of this Agreement under Clause 12.1) except where:

(i)	the Sub-licensee was not implicated in or at fault in any circumstances which led to the termination of this Agreement;

(ii)	the benefit (but not the burden) of the sub-licence agreement is validly assigned to UCLB in writing within [***] ([***]) days following the date of termination of this Agreement; and

(iii)	following assignment, the Sub-licensee observes in full the terms of the sub-licence agreement including paying all sums due to the Licensee under the sub-licence agreement directly to UCLB in a timely manner, in which case the Sub-licensee’s rights to use the Patents, the Know-How and/or the Materials shall continue in full force and effect in accordance with the terms of the relevant sub-licence agreement.

2.4	Reservation of Rights

UCLB reserves for itself and UCL the non-exclusive, irrevocable, worldwide, royalty-free right to:

(a)	Use the Patents, the Know-how and the Materials in the Field solely for academic research, publication and teaching; and

(b)	Grant licences to academic third parties to use the Patents, the Know-how and the Materials solely in academic research collaborations with UCL; and

(c)	Grant licences of the Patents, the Know-how and the Materials to post graduate students of UCL solely for the purpose of conducting a programme of post graduate academic research.

In exercising the rights described in Clause 2.4.1 (b) and (c), UCL and UCLB shall comply with the provisions of Clause 3 as regards confidentiality of the Know-how.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

2.4.2	UCLB reserves for MEEI the non-exclusive, irrevocable, worldwide, royalty-free right to:

(a)	use the Patents, the Know-how and the Materials solely for MEEI’s own internal non-commercially funded research, publication and teaching, excluding use in human subjects, clinical trials or for diagnostic purposes involving human subjects;

(b)	to license other academic institutions to use the Patents, the Know-how and the Materials solely in non-commercially funded academic research collaborations with MEEI, excluding research for use in human subjects, clinical trials or research for diagnostic purposes involving human subjects; and

(c)	to grant licences of the Patents, the Know-how and the Materials to other academic, governmental or not-for-profit organisations to use the Patents, the Know-how and the Materials solely for non-commercial research purposes and not for use in human subjects, clinical trials or for diagnostic purposes involving human subjects.

2.4.3	MEEI and UCLB will refer a request from a third party for a licence to use the Patents in clinical trials or for diagnostic purposes involving human subjects to the Licensee, and the Licensee shall liaise directly with such third party.

2.4.4	UCLB reserves for the U.S. Government only the irrevocable, royalty-free, paid-up right to practice and have practiced the rights under the Patents throughout the world by or on behalf of the U.S. Government and on behalf of any foreign government or international organisation pursuant to any existing or future treaty or agreement to which the U.S. Government is a signatory.

2.4.5	UCLB reserves the right, if required by the NIH, to grant sub-licenses of the rights under the Patents to responsible applicants, on terms that are reasonable under the circumstances when necessary to fulfill health or safety needs or when necessary to meet requirements for public use specified by U.S. Federal regulations.

2.4.6	UCLB reserves for the NIH only the right to require the Licensee, to grant sub-licenses of the rights under the Patents to responsible applicants, on terms that are reasonable under the circumstances when necessary to fulfill health or safety needs or when necessary to meet requirements for public use specified by U.S. Federal regulations.

2.4.7

In addition to the reserved rights of Clause 2.4.5, UCLB reserves the right, should it be required by the NIH, to grant a non-transferable, non-exclusive license to make and to use any tangible embodiment of the Patents and to practice any process(es)

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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included within the Patents for purposes of internal research and not for purposes of commercial manufacture or distribution or in lieu of purchase, on reasonable terms and conditions.

2.4.8	In addition to the reserved rights of Clause 2.4.6, UCLB reserves for the NIH only the right to require the Licensee to grant a non-transferable, non-exclusive license to make and to use any tangible embodiment of the Patents and to practice any process(es) included within the Patents for purposes of internal research and not for purposes of commercial manufacture or distribution or in lieu of purchase, on reasonable terms and conditions.

2.4.9	UCLB reserves for the MRC the non-exclusive right to:

(a)	use the Patents for its own internal, not-for-profit and non-commercially funded research, teaching and publicity, excluding use in human subjects, clinical trials or for diagnostic purposes involving human subjects; and

(b)	licence academic institutions who employ Professor Alan Wright and Dr Xinhua Shu to use the Patents in not-for-profit and non-commercially funded research, excluding research for use in human subjects, clinical trials or research for diagnostic purposes involving human subjects.

2.4.10	Except for the licences expressly granted by this Clause 2, UCLB grants no rights to the Licensee under this Agreement to or under any intellectual property other than the Patents, the Know-how and the Materials and hereby reserves all rights under the Patents, the Know-how and the Materials outside the Field.

2.4.11	Nothing in this Agreement shall limit or otherwise affect UCL’s ability to apply for non-commercial grant funding or comply with such grant terms and conditions. In the event that any terms of this Agreement conflicts with the terms of any non-commercial grant funding, the Parties shall negotiate in good faith to amend the terms of this Agreement to allow UCL to access such funding provided that nothing herein shall require the Licensee to agree to alter or modify the scope of the licence granted to it in this Clause 2.

2.5	Affiliates

The Licensee shall:

2.5.1	ensure that its Affiliates comply fully with the terms of this Agreement;

2.5.2	be responsible for any breach of or non-compliance with this Agreement by its Affiliates as if the breach or non-compliance had been a breach or non-compliance by the Licensee;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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2.5.3	indemnify in accordance with Clause 10.6 each of the Indemnitees against any Claims which are awarded against or suffered by any of the Indemnitees as a result of any breach of or non-compliance with this Agreement by its Affiliates; and

2.5.4	ensure that if any Affiliate ceases to be an Affiliate as a result of a change of Control or otherwise, that unless a sub-licence agreement in accordance with Clause 2.3 is entered into with such an Affiliate, such former Affiliate immediately upon such cessation:

(a)	ceases developing, manufacturing, having manufactured, using, selling and/ or having sold Licensed Products and ceases all use or exploitation of the Licensed Technologies, for as long as any of the relevant Patents remains in force and/or the Know-how remains confidential;

(b)	returns to the Licensee or destroys any documents or other materials in the former Affiliate’s possession or under its control and that contain Confidential Information provided under this Agreement relating to the Licensed Technologies and/ or Licensed Products;

(c)	to the extent possible, takes all action necessary to have any product licences, marketing authorisations, pricing and/ or reimbursement approvals (and any applications for any of the foregoing) which relate to Licensed Products transferred into the name of the Licensee.

3.	KNOW-HOW AND CONFIDENTIAL INFORMATION

3.1	Provision of Know-how

Within [***] ([***]) days following the Commencement Date, UCLB shall deliver to the Licensee the Materials and a copy of the Know-how.

3.2	Confidentiality of Know-how and Materials

The Licensee undertakes that for so long as the Know-how and / or the Materials remains confidential, it shall (and shall ensure that its Affiliates and Sub-licensees) take all reasonable precautions to prevent unauthorised access to the Know-how and the Materials and protect the Know-how and the Materials in the same manner as it (or they) protect(s) its (or their) own proprietary information, and shall not (and shall ensure that its Affiliates and Sub-licensees do not) use the Know-how or the Materials for any purpose, except as expressly licensed hereby and in accordance with the provisions of this Agreement. For the avoidance of doubt, to the extent that any Materials, Know-how or information relating to the Patents falls within the public domain (without any breach of this Agreement or any other obligation of confidentiality), then UCL, the Founders and UCLB shall be free to use such information without restriction in the same way that any third party would have the freedom to use it.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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3.3	Confidentiality Obligations

Each Party (“Receiving Party”) undertakes:

3.3.1	to maintain as secret and confidential all Confidential Information obtained from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

3.3.2	to use such Confidential Information only for the purposes of or as permitted by this Agreement; and

3.3.3	subject to Clause 3.4, to disclose such Confidential Information only to those of its employees, contractors, Affiliates, and Sub-licensees (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

3.4	Permitted Disclosure

3.4.1	UCLB shall have the right to provide the MRC and MEEI with brief annual updates on the status of the commercial exploitation of the Patents, the Materials and the Know-how.

3.4.2	UCLB shall have the right to disclose to the MRC under binding obligations of confidentiality:

(a)	that it has entered into this Agreement with the Licensee;

(b)	details of all milestone payments and royalty payments provided for in this Agreement;

(c)	a copy of the Initial Development Plan;

(d)	details of any development milestones provided for in this Agreement

3.4.3	the Licensee shall have the right to disclose Confidential Information received from UCLB to:

(a)	potential or actual customers of Licensed Products to the extent reasonably necessary to promote the sale or use of Licensed Products and provided that the customer has agreed to confidentiality provisions at least as restrictive as set forth herein;

(b)	to existing or potential Sub-licensees, collaborators, investors or lenders provided that such third parties have agreed to confidentiality provisions at least as restrictive as set forth herein; and

(c)	to its Board of Directors (or similar governing body) and its counsel, accountants and other professional advisers.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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3.5	Exceptions to Obligations

The provisions of Clause 3.3 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable written evidence:

3.5.1	was, prior to the Commencement Date, in the possession of the Receiving Party and at its free disposal and was not obtained or otherwise acquired directly or indirectly from the Disclosing Party or its Affiliates or their respective employees, students or representatives; or

3.5.2	is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party; or

3.5.3	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or Sub-licensees; or

3.5.4	the Receiving Party is required to disclose by or to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall:

(a)	inform the Disclosing Party as soon as is reasonably practicable;

(b)	at the Disclosing Party’s request and cost seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures; and

(c)	where the disclosure is unavoidable, limit the disclosure of Confidential information to the minimum extent required by law; or

3.5.5	which a Party is advised by its information officer that it is required to disclose under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004.

3.6	Disclosure to Employees

The Receiving Party shall procure that all of its employees, contractors, Affiliates and Sub-licensees who have access to any of the Disclosing Party’s Confidential Information to which Clause 3.3 applies, shall be made aware of the obligations of confidence and enter into written undertakings of confidentiality at least as restrictive as those set forth herein (which it undertakes to enforce and for which it is legally responsible) and the Receiving Party shall only disclose the Disclosing Party’s Confidential Information to those of its subsidiaries, employees, and officers as need to have access thereto wholly necessarily and exclusively for the purposes of this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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4.	RESPONSE TO NIH

If the Licensee is notified of a determination of a conflict of interest regarding the Patents by the NIH it shall provide a response to such determination to the NIH within the period given by NIH to respond to such determination.

5.	CONSIDERATION

5.1	Initial Payment

On or before the Commencement Date, the Licensee shall pay to UCLB a non-refundable, non-deductible payment of $17,888.00 (seventeen thousand eight hundred and eighty eight dollars) which UCLB will then pay to MEEI in order to reimburse all of the costs and expenses incurred by MEEI in respect of drafting, applying for and prosecuting the Patents prior to 18 May 2016.

5.2	Milestone Payments

Within [***] ([***]) days following achievement of each of the following milestone events by Licensee, its Affiliates or Sub-licensees, the Licensee shall notify UCLB in writing that the relevant milestone event has been achieved, provide documentary evidence of such achievement as appropriate and pay to UCLB, within a period of [***] days, the amount(s) set out next to such milestone event below:

Milestone Event	Amount to be paid
[***]	£	[	***]
[***]	£	[	***]

5.3	Annual Management Fees

On each date referred to in the following table, the Licensee shall pay to UCLB the annual management fee set out next to such date in the table.

Date	Amount to be paid
Upon each anniversary of the Commencement Date until [***]	£50,000

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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5.4	Sales Linked Milestone Payments

Upon achievement of each of the sales linked milestones set out in the following table by the Licensee, its Affiliates or Sub-licensees, the Licensee shall notify UCLB in writing that the relevant sales linked milestone has been achieved, provide the relevant documentary evidence and pay to UCLB the amount(s) set out next to such event in the table:

Sales Linked Milestones	Amount to be paid
When Net Sales Value reaches £[***]	£	[	***]
On the next £[***] of Net Sales Value (when sales cumulatively reach £[***])	£	[	***]
On the next £[***] of Net Sales Value (When sales cumulatively reach £[***])	£	[	***]
On the next £[***] of Net Sales Value (when sales cumulatively reach £[***])	£	[	***]
On the next £[***] of Net Sales Value (when sales cumulatively reach £[***])	£	[	***]
On the next £[***] of Net Sales Value (when sales cumulatively reach £[***])	£	[	***]

5.5	Royalties on Net Sales

For each Licensed Product in each country, the Licensee shall pay to UCLB a royalty of [***]% ([***] per cent) being a percentage of the Net Sales Value of all Licensed Products sold by Licensee, its Affiliates or Sub-licensees. The Licensee’s obligations to pay such royalty for a given Licensed Product in a given country shall begin after the First Commercial Sale of such Licensed Product in such country and shall end on the later to occur of the following: (a) expiration of the last Valid Claim of a Patent claiming such Licensed Product in such country; or (b) the tenth (10th) anniversary of the date of such First Commercial Sale in such country; or (c) the expiration of any Regulatory Exclusivity with respect to all Licensed Products in the relevant country.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

5.6	Intentionally omitted

5.7	Combination Products

If any Licensed Products are incorporated in any other product (“Combination Product”) sold by the Licensee or its Affiliates and the Licensed Product is not priced separately from the Combination Product, the Net Sales Value of such Licensed Product shall be deemed to be the fair market value of the Licensed Product in the country of sale when sold separately or if not sold separately in the country of sale, in comparable countries and territories or if neither of the foregoing apply, a reasonable amount which fairly reflects the value of the Licensed Product within the Combination Product assuming the Licensed Product is not being sold as a loss leader.

5.8	Payment Frequency

Royalties due under this Agreement, except for the payments due under Clauses 5.1, 5.2, 5.3 and 5.4, which are payable upon the date/time specified in Clauses 5.1, 5.2, 5.3, and 5.4 as appropriate, shall be paid within [***] ([***]) days following the end of each calendar quarter ending on 31 March, 30 June, 30 September and 31 December in each year, in respect of sales of Licensed Products made during such quarter, and within [***] ([***]) days following the termination of this Agreement.

5.9	Payment terms

All sums due under this Agreement:

5.9.1	are exclusive of Value Added Tax which where applicable will be paid by the Licensee to UCLB in addition;

5.9.2	shall be paid in pounds sterling in cash by transferring an amount in aggregate to the following Account name: UCL Business Plc, Sort Code: 20 10 53, Account number: 30782270, Address: Barclays Bank Plc, PO Box 11345, London, W12 8GG, and in the case of income or amounts received by the Licensee or its Affiliates in a currency other than pounds sterling, the royalty shall be calculated in the other currency and then converted into equivalent pounds sterling at the relevant daily spot rate for that currency as quoted in the Financial Times newspaper on the last business day of the quarter in relation to which the royalties are payable;

5.9.3	will be made without any set-off, deduction or withholding except as may be required by law. If the Licensee is required by law to make any deduction or to withhold any part of any amount due to UCLB under this Agreement, the Licensee will give to UCLB proper evidence of the amount deducted or withheld and payment of that amount to the relevant taxation authority, and will do all things in its power to enable or assist UCLB to claim exemption from or, if that is not possible, to obtain a credit for the amount deducted or withheld under any applicable double taxation or similar agreement from time to time in force; and

5.9.4	shall be made by the due date, failing which UCLB may charge interest on any outstanding amount on a daily basis at a rate equivalent to [***]% above the Bank of England pound sterling base rate then in force in London.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

5.10	Royalty Statements

The Licensee shall send to UCLB, at the same time as each royalty payment is made in accordance with Clause 5.5, a statement setting out for the relevant calendar quarter:

5.10.1	in respect of each territory or region in which Licensed Products are sold;

5.10.2	the types of Licensed Product sold;

5.10.3	the quantity of each type sold;

5.10.4	the total invoiced price for each type of Licensed Product sold;

5.10.5	where relevant, details of any Licensed Products that have been sold other than on arm’s length terms for a cash consideration, including the relevant open market price or (if not available) the reasonable price attributed thereto;

5.10.6	the amounts deducted from the Net Sales Value as referred to in paragraph (i) to (iv) of that definition (broken down on a product by product and category by category basis); and

5.10.7	the aggregate royalties on Net Sales Value due to UCLB;

in each case expressed both in local currency and pounds sterling and showing the conversion rates used, during the period to which the royalty payment relates.

5.11	Records

The Licensee shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and invoiced price or non-cash consideration for all Licensed Products sold by it or its Affiliates or on its or its Affiliates’ behalf, broken down in each case on a country by country basis, and being sufficient to ascertain the payments due to UCLB under this Agreement.

The Licensee shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by UCLB for the purpose of verifying the accuracy of any statement or report given by the Licensee to UCLB under this Clause 5.11. The Licensee shall co-operate reasonably with any such accountant, and shall promptly provide all information and assistance reasonably requested by such accountant. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to UCLB only such details as may be necessary to report on the accuracy of the Licensee’s statement or report. UCLB shall be responsible for the accountant’s charges unless the accountant certifies that there is an inaccuracy of more than [***]% ([***] percent) in any royalty statement, in which case the Licensee shall pay his charges in respect of that inspection.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

The Licensee shall ensure that UCLB has the same rights as those set out in this Clause 5.11 in respect of the Licensee’s Affiliates and Sub-licensees.

The Licensee shall co-operate with UCLB in good faith to resolve any discrepancies identified during any such inspection and shall pay any shortfall in the amounts paid to UCLB under this Agreement, together with interest on late payment as specified in Clause 5.9.4, within 30 days following receipt of a copy of the independent chartered accountant’s report.

5.12	Accounting Standards

Where this Agreement requires a financial calculation to be made or an action to be taken, such calculation or action will be made or taken in accordance with the generally accepted accounting principles from time to time approved by the United Kingdom’s Financial Reporting Council, or any successor body, applicable as at the date on which such calculation or action is made or taken.

6.	COMMERCIALISATION

6.1	General Diligence

The Licensee shall use Diligent Efforts to develop and commercially exploit Licensed Products throughout the Territory (including obtaining all and any regulatory approvals which may be required to market and sell the Licensed Products) and to maximise sales for the benefit of both Parties.

6.2	Competing Activities

The Licensee shall notify UCLB in confidence if it or any of its Affiliates or its Sub-licensees commences any marketing, sale or commercialisation of any Competing Product or enters into an agreement with any other person with respect to any such activities.

6.3	Development Plan

The Licensee’s initial plan for developing and commercialising Licensed Products is set out in Schedule 5 (the “Initial Development Plan”). The Licensee shall provide to UCLB on each anniversary of the Commencement Date a written update to the Initial Development Plan that shall:

6.3.1	report on all activities conducted under this Agreement by the Licensee and its Affiliates and Sub-licensees since the Commencement Date or the date of the previous update (as appropriate);

6.3.2	(where applicable) set out the milestone events achieved since the Commencement Date or the date of the previous update (as appropriate) and the Licensee’s reasonable estimate of the dates for achieving any future milestone events;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

6.3.3	set out the current and projected activities being taken or planned to be taken by the Licensee and its Affiliates and Sub-licensees to bring Licensed Products to market, and to maximise the sale of Licensed Products in the Territory; and

6.3.4	set out the Licensee’s projected sales of Licensed Products (based on the Licensee’s current forecasts) for each of the next [***] ([***]) years following the date of the report.

UCLB’s receipt or approval of any update to the Updated Development Plan shall not be taken to waive or qualify the Licensee’s obligations under Clause 6.1.

6.4	Annual Meeting

In respect of the Licensed Technology, the Licensee will on UCLB’s request meet with UCLB at least once per calendar year, following the submission of the update to the relevant Development Plan pursuant to Clause 6.3, to discuss progress with development and commercialisation of the Licensed Technology and where relevant the Licensee’s efforts to maximise sales of Licensed Products.

6.5	Reporting of First Commercial Sale

The Licensee will, for each Licenced Technology, promptly notify UCLB in writing of the First Commercial Sale of each Licensed Product on a commercial basis in each country within the Territory.

6.6	Reporting for Impact Purposes

6.6.1	The Licensee acknowledges that part of UCLB’s purpose in licensing the Patents, Know-how and Materials to the Licensee pursuant this Agreement is to ensure that the Patents, Know-how and Materials are made available for use and commercial exploitation with the intention of benefitting society and the economy. In order to enable UCLB and UCL to monitor the benefit that they are providing, and to enable UCL to demonstrate the impact of its research activities, to society and the economy, the Licensee will upon request provide to UCLB [***], a written report describing in reasonable detail how it has used the Patents, Know-how and Materials, and the societal and economic benefits generated therefrom.

6.6.2

UCLB shall notify and seek permission from the Licensee in advance, in writing if it wishes to use any written reports received from the Licensee (and the information contained therein) pursuant to Clause 6.6.1 in applications for research or other grant related funding and in submissions to Higher Education funding bodies such as HEFCE and/ or HEIF (or any replacements for either of those entities) and like entities, supplying a written copy of the application for research or other grant related funding or submission (or the relevant sections thereof). The Licensee will

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

respond to UCLB in writing within [***] ([***]) days of receipt of such written information and subject to the removal of any confidential information as notified in such written request by the Licensee, UCLB and UCL shall be entitled to submit the approved applications for research or other grant related funding and in submissions to Higher Education funding bodies such as HEFCE and/ or HEIF (or any replacements for either of those entities) and like entities.

6.7	Quality

The Licensee shall ensure that all of the Licensed Products marketed by it and its Affiliates and Sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory.

6.8	Marking of Licensed Products

To the extent permitted under the laws of any country, the Licensee shall mark and cause its Affiliates and Sub-Licensees to mark each Licensed Product with the number of each issued Patent which applies to the Licensed Product and a statement that such Licensed Products are sold under licence from UCL Business plc.

6.9	Disposals of Licensed Products for Free

Notwithstanding the terms of Clause 6.1, the Licensee shall be entitled to supply a reasonable number of Licensed Products to third parties free of charge as promotional items for the purpose of establishing a market for the Licensed Products in the relevant country or territory or for research, evaluation and testing purposes, or for clinical development, provided that the quantity of Licensed Products supplied for free (or for the cost of manufacture) in each country or territory is not excessive and is in line with normal industry practice in such country or territory. Any Licensed Products disposed of to third parties in accordance with this Clause 6.9 shall not be taken into account for the purposes of calculating Net Sales Value.

6.10	Referral to Expert

If UCLB considers at any time during the period of this Agreement that the Licensee has failed to comply with its obligations under Clause 6.1 or 6.3, then the matter shall be referred to an independent expert to answer the following questions:

6.10.1	whether the Licensee has complied with its obligations under Clause 6.1 or 6.3; and if not

6.10.2	what specific action the Licensee should have taken and/or now needs to take (“Specific Action”) in order to fulfil such obligations and within what period the Specific Action should be taken (“Action Period”).

The independent expert shall be appointed in accordance with the provisions of Schedule 2 and his decision shall be final and binding on the Parties.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

6.11	Consequences of Expert’s Decision

If the expert determines that the Licensee has failed to comply with its obligations under Clause 6.1 or 6.3, and if the Licensee fails to take the Specific Action within the Action Period, UCLB shall be entitled, by giving, at any time within [***] ([***]) months after the end of that Action Period, not less than [***] ([***]) months’ notice, to (a) convert the licence granted under Clause 2.1.1 into a non-exclusive licence or (b) terminate this Agreement.

6.12	Use and sale in United States

The Licensee agrees that for use and sale of the rights under the Patents in the United States, any products embodying the Patents, or produced through use of the Patents, shall be manufactured substantially in the United States, unless a waiver is granted by the NIH. UCLB shall use reasonable efforts, and shall ensure that MEEI use reasonable efforts to assist in the preparation and obtaining of such a waiver, if requested in writing by Licensee and at Licensee’s reasonable expense.

7.	ACCESS TO MEDICINES AND ETHICAL LICENSING

7.1	General Diligence

The Licensee agrees to use Diligent Efforts to develop and commercially exploit Licensed Products in a manner consistent with ethical and socially responsible licensing principles, including requiring all Sub-licensees and other parties involved in the development and commercial exploitation of Licensed Products to agree in writing to comply with ethical and socially responsible licensing principles.

7.2	Supply to Developing Countries

7.2.1	Supply by the Licensee

The Licensee shall use Diligent Efforts to supply the Licensed Products to customers in At-Cost Markets at a Cost-Based Price and to meet market demand for the Licensed Products in those markets.

7.2.2	Sub-Licensing in Developing Country markets

If the Licensee is unable to supply the Licensed Product at a Cost-Based Price in any At-Cost Market and to meet market demand for the Licensed Products in those markets, it shall use Diligent Efforts to license one or more Developing Country Manufacturers on Reasonable Developing Country License Terms to manufacture, distribute and sell the Licensed Product at a Cost-Based Price in that At-Cost Market.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

7.3	Reporting

The Licensee shall keep UCLB regularly updated regarding the Licensee’s efforts to supply the Licensed Products in accordance with the requirements outlined in Clauses 7.1 and 7.2.

7.4	Step In Rights

7.4.1	If at any time UCLB acting reasonably considers that the Licensee is not meeting its obligations under Clauses 7.1 and 7.2 in relation to the supply of the Licensed Products to customers in At-Cost Markets, UCLB may be written notice require the Licensee to seek one or more third parties to develop, commercialise and supply the Licensed Products to customers in At-Cost Markets.

7.4.2	If the Licensee following a written requirement from UCLB refuses to grant a sub-license to or is unable to identify a third party to develop, commercialise and supply the Licensed Products to customers in At-Cost Markets, then UCLB notwithstanding the rights granted to the Licensee under this Agreement shall have the right to seek a third party and/ or to grant to a third party a license to manufacture, have manufactured, use, sell, offer for sale and import the Licensed Products for supply in the At-Cost market on Reasonable Developing Country License Terms.

8.	COMPLIANCE WITH LAWS

8.1	General Compliance with Laws

The Licensee will at all times (and will ensure its Affiliates and Sub-licensees) comply with all legislation, rules, regulations and statutory requirements applying to and obtain any consents necessary for its use of the Patents, the Know-how and the Materials , the development, manufacture, and sale of Licensed Products in any country or territory.

8.2	Bribery Act

The Licensee shall (and shall procure that any persons associated with it engaged in the performance of this Agreement including its Affiliates and Sub-licensees shall):

8.2.1	comply with all applicable laws and codes of practice relating to anti-bribery and anti-corruption including the Bribery Act 2010 and without prejudice to the foregoing generality, shall not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 or do or omit to do any act that will cause or lead UCLB to be in breach of the Bribery Act 2010;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

8.2.2	comply with UCLB’s ethics, anti-bribery and anti-corruption policies as notified to the Licensee from time to time and have, maintain in place and enforce throughout the term of this Agreement adequate procedures to ensure compliance with Clause 8.2.1; and

8.2.3	promptly report to UCLB any request or demand for any undue financial or other advantage of any kind received in connection with the performance of this Agreement.

For the purpose of this Clause 8.2, the meaning of adequate procedures and whether a person is associated with another person shall be determined in accordance with the Bribery Act 2010 (and any guidance issued under section 9 of that Act). Breach of this Clause 8.2 shall be deemed a material breach of this Agreement entitling UCLB to terminate under Clause 12.2.1.

8.3	Export Control Regulations

The Licensee shall ensure that, in using the Patents, Know-how or Materials and in selling Licensed Products, it and its Affiliates, employees, sub-contractors and Sub-licensees comply fully with any United Nations trade sanctions or EU or UK legislation or regulation, from time to time in force, which impose arms embargoes or control the export of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use but which can be used for military purposes) and certain drugs and chemicals.

9.	INTELLECTUAL PROPERTY

9.1	Obtain and Maintain the Patents

9.1.1	The Licensee shall be responsible for the drafting, filing, prosecution and maintenance of all of the Patents at the Licensee’s cost and expense. Subject to resource availability, UCLB shall use commercially reasonable efforts to provide such assistance as the Licensee may request to prosecute and maintain the Patents[***] that may be incurred in providing such assistance.

9.1.2	The Patents will be filed, prosecuted and maintained in the countries and territories set out in Schedule 4. The Licensee shall notify UCLB of any decisions as to which (if any) additional countries to file and maintain Patents in.

9.1.3

The Licensee shall consult with UCLB in relation to all material changes to the patent claims or specifications that would have the effect of reducing or limiting the scope of the Patents, and not make any such changes without the prior written consent of UCLB. Such consent shall not be unreasonably withheld or delayed provided that UCLB has been given as much notice as is practicable, and in any event no less than [***] days’ notice (or such shorter period for response dictated by the relevant patent office) of such proposed changes, and has been given an opportunity to file divisionals, continuations and/or such other types of protection to cover any claims or subject matter that the Licensee intends to remove from the

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

scope of the Patents. If UCLB fails to respond before the end of the [***] day period (or such shorter period for response dictated by the relevant patent office), the Licensee may proceed with the proposed changes to the patent claims or specifications. The Licensee will ensure that UCLB receives copies of all correspondence to and from Patent Offices in respect of the Patents, including copies of all documents generated in or with such correspondence, and shall be given reasonable notice (or such shorter period for response dictated by the relevant patent office) of and the opportunity to participate in any conference calls or meetings with the Licensee’s patent attorneys in relation to the drafting, filing, prosecution and maintenance of the Patents, so that UCLB may be continuously informed of progress with the drafting, filing, prosecution and maintenance of the Patents. Such involvement of UCLB under this Clause 9.1.3 shall be at UCLB’s cost and expense.

9.1.4	If the Licensee wishes to abandon any application contained with the Patents or not to maintain any such Patent, it shall give [***] ([***]) months’ prior written notice to UCLB and on the expiry of such notice period the licences of the relevant Patents granted to the Licensee under this Agreement shall cease.

9.1.5	In the event that any of rights granted hereunder become non-exclusive, responsibility for the drafting, filing, prosecution and maintenance of all of the Patents shall revert to UCLB.

9.2	Infringement of the Patents, the Know-how and/or the Materials

9.2.1	Each Party shall promptly give to the other Party and MEEI written notice if it becomes aware of any infringement or potential infringement of any of the Patents or any unauthorised use of the Know-how or the Materials or any challenge to the validity or ownership of the Patents, the Know-how or the Materials and the Parties shall consult with each other and MEEI to decide the best way to respond to such infringement, unauthorised use or challenge.

9.2.2	The Licensee shall have the primary obligation and right to take action against any third party alleged to be infringing the Patents or making unauthorised use of the Know-how or the Materials and to defend the Patents against challenges to validity or ownership at its sole expense, provided that:

(a)	the Licensee, UCLB and MEEI, in cooperation with the NIH, shall use their commercially reasonable efforts to eliminate the infringement without litigation. If the efforts of the Licensee, UCLB and MEEI are not successful in eliminating the infringement within [***] ([***]) days after the infringer has been formally notified of the infringement by the Licensee, the Licensee shall have the right, after consulting with the MEEI, NIH and UCLB, to commence suit on its own account;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

(b)	UCLB shall procure that MEEI shall and that MEEI shall procure that the NIH shall on the Licensee’s or UCLB’s request cooperate with the Licensee in such action [***], provided that the Licensee shall not be required under this Clause 9.2.2 to [***]; and

(c)	UCLB shall on the Licensee’s request cooperate with the Licensee in such action [***]; and

(d)	the Licensee shall be solely responsible for the conduct of the action or for settlement thereof and shall be entitled to all damages received from such action, subject to Clause 9.2.4.

9.2.3	Before starting or defending or settling any legal action under Clause 9.2.2, the Licensee shall consult with UCLB as to the advisability of the action or defence or settlement, its effect on the good name of UCLB, the public interest, and how the action or defence should be conducted.

9.2.4	The Licensee shall [***] in such action or defence.

9.2.5	UCLB shall if reasonably requested by the Licensee agree to be joined in any suit to enforce such rights or will take such action in its own name [***] and shall have the right to be separately represented by its own counsel [***]. Notwithstanding the foregoing, [***].

9.2.6	UCLB shall procure that MEEI shall and that MEEI shall procure that the NIH shall if reasonably requested by UCLB or the Licensee agree to be joined in any suit to enforce such rights or will take such action in its or their own name(s) [***]. Notwithstanding the foregoing, [***], provided that [***].

9.2.7	If, within [***] of the Licensee or UCLB giving to the other and MEEI written notice or receiving written notice from the other or MEEI of any potential infringement of the Patents, the Licensee and UCLB are both unsuccessful in persuading the alleged infringer to desist or fail to initiate an infringement action, MEEI shall have the right, at its sole discretion, to prosecute such infringement under its sole control and [***].

9.3	Infringement of Third Party Rights

9.3.1	If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, Know-how or Materials, that Party shall promptly provide full details to the other Party, and Licensee and UCLB shall discuss the best way to respond with MEEI.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

9.3.2	The Licensee shall have the right but not the obligation to defend such suit to the extent it relates to Licensee’s or its Affiliates’ or Sub-licensee’s activities and shall have the right to settle with such third party, provided that [***]. In the event that the Licensee, Affiliates or Sub-licensees do not take forward an action, UCLB shall have the right, at its sole discretion, to defend such suit under its sole control and [***].

10.	WARRANTIES AND LIABILITY

10.1	Warranties by UCLB

UCLB warrants and undertakes as follows to its reasonable knowledge and without having undertaken any due and careful enquires whether specific or general in nature:

10.1.1	It, MEEI and NIH are the owners of the Patents;

10.1.2	it has the authority to grant the licences under this Agreement; and.

10.1.3	so far as it is aware (having made no enquiry of any third parties or conducted any freedom to operate searches), use and exploitation of the Patents will not infringe the intellectual property rights of any third party.

10.2	Warranties by the Licensee

The Licensee warrants and undertakes that:

10.2.1	it has the right and authority to enter into this Agreement;

10.2.2	so far as it is aware (having made no enquiry of any third parties), use and exploitation of the Patents will not infringe the intellectual property rights of any third party;

10.2.3	neither it nor any of its Affiliates is currently researching, developing, marketing, selling or otherwise commercialising any Competing Product (“Competing Activities”), nor has any of them entered into an agreement with any other person with respect to any Competing Activities; and

10.2.4	it shall notify UCLB if it or any of its Affiliates or its Sub-licensees commences any Competing Activities or enters into an agreement with any other person with respect to any Competing Activities.

10.3	Acknowledgements

The Licensee acknowledges that:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

10.3.1	the inventions claimed in the Patents, and the Know-how and the Materials are at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together “Delivered Items”) provided under this Agreement are provided “as is” and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, UCLB does not give any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic.

10.3.2	UCLB has not performed any searches or investigations into the existence of any third party rights that may affect any of the Patents, Know-how or Materials or the use and exploitation of any of the Patents, Know-how or Materials

10.4	No Other Warranties

10.4.1	Each of the Parties acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

10.4.2	Without limiting the scope of Clause 10.4.1, UCLB does not make any representation nor give any warranty or undertaking:

(a)	express or implied, including, without limitation, any implied warranties of merchantability or of fitness for a particular purpose with respect to any Patent, trademark, software, non-public or other information, or tangible research property, licensed or otherwise provided to the Licensee hereunder and hereby disclaims the same;

(b)	as to the efficacy or usefulness of the Patents, Know-how or Materials; or

(c)	whatsoever with regard to the scope of any of the Patents or that any of the Patents is or will be valid or (in the case of an application) will proceed to grantor that such Patents may be exploited by the Licensee, Affiliate or Sub-licensee without infringing other patents; or

(d)	that the Materials or the methods used in making or using the Materials are free from liability for patent infringement; or

(e)	that the use of any of the Patents, Know-how or Materials Licensed Technologies, the manufacture, sale or use of the Licensed Products, or the exercise of any of the rights granted under this Agreement will not infringe any intellectual property or other rights of any other person; or

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

(f)	that the Know-how or any other information communicated by UCLB to the Licensee under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended or that any product will not have any defect, latent or otherwise, and whether or not discoverable by inspection; or

(g)	as imposing any obligation on UCLB to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

(h)	as imposing any liability on UCLB in the event that any third party supplies Licensed Products to customers located in the Territory; or

(i)	that there will be no similar or competitive products or services manufactured, used, sold or supplied by any third party in the Territory.

10.5	Responsibility for Development of Licensed Products

The Licensee shall be exclusively responsible for its and its Affiliates’ and Sub-licensees’ use of the Patents, Know-how and Materials, the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable, for all Licensed Products sold or supplied, notwithstanding any consultancy services or other contributions that UCLB and/or UCL may provide in connection with such activities.

10.6	Indemnity

The Licensee shall indemnify each of UCLB and UCL, and each of their respective officers, directors, Council members, employees and representatives (together, the “Indemnitees”) against all third party Claims that may be asserted against or suffered by any of the Indemnitees and which relate to:

10.6.1	the use by the Licensee or any of its Affiliates or Sub-licensees of any of the Patents, Know-how or Materials; or

10.6.2	the development, manufacture, use, marketing or sale of, or any other dealing in, any of the Licensed Products, by or on behalf of the Licensee or any of its Affiliates or Sub-licensees, or subsequently by any customer or any other person, including claims based on product liability laws.

The indemnity given by the Licensee to each Indemnitee under this Clause 10.6 will not apply to any third party Claim to the extent that it is attributable to the negligence, gross negligence, reckless misconduct or intentional misconduct of any Indemnitee.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

10.7	Indemnification and Defence

10.7.1	Licensee shall indemnify, defend and hold harmless MEEI and its trustees, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns (the “MEEI Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the MEEI Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments: arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used or sold or any right or license granted under this Agreement.

10.7.2	Licensee’s indemnification under this Clause 10.7 shall not apply to liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the MEEI Indemnitees.

10.7.3	Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to MEEI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.7.4	This Clause 10.7 shall survive expiration or termination of this Agreement.

10.8	Limitations of Liability

10.8.1	To the extent that UCLB or any of its Affiliates has any liability in contract, tort, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, their liability shall be limited in accordance with the following provisions of this Clause 10.8.

10.8.2	The aggregate liability of UCLB and any of its Affiliates shall be limited to the total income that UCLB has received from the Licensee pursuant to this Agreement (but excluding any other costs or expenses associated with drafting, filing, prosecuting, maintaining or defending any Patents or providing any assistance to the Licensee) during the period of [***] ([***]) years preceding the date on which the liability arises, or fifty thousand pounds (£50,000) sterling, whichever is the higher.

10.8.3	The liability of the Licensee to UCLB shall be limited to the limit of its insurance as set out in Clause 10.9.1, except that in the case of product liability, the liability of the Licensee under this Agreement shall be unlimited.

10.8.4

In no circumstances shall either Party or any Indemnitee be liable for any loss, damage, costs or expenses of any nature that is (a) of an indirect, special or consequential nature or (b) any loss of profits (whether direct or indirect), revenue, business opportunity or goodwill, which arises directly or indirectly from that Party’s breach or non performance of this Agreement, or negligence in the performance of

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

this Agreement or from any liability arising in any other way out of the subject matter of this Agreement even if the Party bringing the claim has advised the other Party or the relevant Indemnitee of the possibility of those losses arising, or if such losses were within the contemplation of the Parties or the Indemnitee.

10.8.5	Nothing in this Agreement excludes either Party’s liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that Party’s negligence, or liability for fraud or fraudulent misrepresentation.

10.9	Insurance: UCLB Requirements

10.9.1	The Licensee shall take out with a reputable insurance company and maintain at all times during the term of this Agreement public and product liability and professional indemnity insurance including against all loss of and damage to property (whether real, personal or intellectual) and injury to persons including death arising out of or in connection with this Agreement and the Licensee’s and its Affiliates’ and Sub-licensees’ use of the Patents, Know-how or Materials and use, sale of or any other dealing in any of the Licensed Products. Such insurances may be limited in respect of one claim provided that such limit must be at least [***] pounds (£[***]) sterling, unless the Licensee commences any business in manufacturing, distribution, supply or otherwise make available to the public any products, in which case such limit must be at least [***] pounds (£[***]) sterling. Such insurance shall continue to be maintained for a further [***] years from the end of this Agreement.

10.9.2	The Licensee will produce to UCLB at all times upon demand proof that the insurance cover required pursuant to Clause 10.9.1 is in force and evidence that all premiums have been paid up to date. If UCLB becomes aware that the Licensee has failed to maintain the insurance required pursuant to Clause 10.9.1, UCLB may effect such insurance and the Licensee will reimburse UCLB for the reasonable cost of effecting and maintaining such insurance on demand.

11.	INSURANCE: MEEI REQUIREMENTS

11.1.1	Beginning no later than the time any Licensed Products are being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sub-licensee, affiliate or agent of Licensee, Licensee shall, at its own cost and expense procure and maintain Commercial General Liability (CGL) insurance or other coverage acceptable to MEEI in amounts not less than $[***] per incident or occurrence and $[***] annual aggregate and naming the MEEI Indemnitees as additional insureds. Such CGL or other insurance shall provide:

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

(a)	Product liability coverage, and

(b)	Contractual liability coverage for Licensee’s indemnification under Clause 10.7 of this Agreement.

11.1.2	If Licensee elects to self-insure all or parts of the limits described above (including deductibles or retentions which are in excess of $[***] annual aggregate) such self-insurance program must be acceptable to MEEI and CRICO. The minimum amount of insurance coverage required under this Clause 11.1 shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under Clause 10.7 of this Agreement. Licensee shall provide MEEI with written evidence of such insurance upon request of MEEI. Licensee shall provide MEEI with written notice at least [***] ([***]) days prior to the cancellation, non-renewal or material change in such insurance, if:

(a)	Licensee does not obtain replacement insurance providing comparable coverage within such [***] ([***]) day period, MEEI shall have the right to terminate this Agreement effective at the end of such [***] ([***]) days without notice of any additional waiting period.

11.1.3	Licensee shall maintain such CGL or other insurance during:

(a)	the period that any Licensed Products are being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sub-licensee, affiliate or agent of Licensee;

(b)	reasonable period after the period referred to in Clause 11.1.3 (a) above, which in no event shall be less than [***] ([***]) years.

11.1.4	This Clause 11.1 shall survive expiration or termination of this Agreement.

12.	DURATION AND TERMINATION

12.1	Commencement and Expiry

This Agreement and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Clause 12, the licences granted hereunder shall continue in force on a country by country basis until the later of the last payment obligation of Licensee expires under this Agreement. Upon such expiry, Licensee’s licenses under this Agreement shall become full-paid, perpetual and irrevocable.

12.2	Early Termination

Each Party (the “Terminating Party”) may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice:

12.2.1	if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy within thirty (30) days, the breach is not remedied within thirty (30) days of the Other Party receiving notice specifying the breach and requiring its remedy; or

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

12.2.2	if:

(a)	the Other Party becomes insolvent or unable to pay its debts as and when they become due;

(b)	an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction);

(c)	a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business;

(d)	the Other Party makes any composition with its creditors;

(e)	the Other Party ceases to continue its business; or

(f)	any event analogous to the events referred to in paragraphs (a) to (e) above occurs in any other jurisdiction.

12.3	UCLB may terminate this Agreement by giving written notice to the Licensee, such termination to take effect forthwith or as otherwise stated in the notice:

12.3.1	if there is any change of Control of the Licensee involving the categories of persons or Affiliates of persons prohibited by Clause 2.3; or

12.3.2	the Licensee is in persistent breach of the Agreement and where the Parties have failed to agree a mechanism to remedy the persistent nature of such breaches within a reasonable period following UCLB notifying the Licensee of the persistent breach and requesting that the Licensee enters into discussions with UCLB as to mechanisms for remedying the persistent breaches or if the Parties have agreed a mechanism to remedy the persistent breach but that mechanism if not fully complied with by the Licensee; or

12.3.3	if the Licensee shall enter into any sub-licence with any of the categories of persons or Affiliates of persons prohibited by Clause 2.3 which may, adversely affect UCL’s and/or UCLB’s reputation.

12.4	A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

12.5	Consequences of Termination

12.5.1	Upon expiry of the period of this Agreement, and subject to all royalties and any other sums due to UCLB under this Agreement having been duly paid, the Licensee shall have a fully paid up licence to the Patents, the Know-how and the Materials of the same scope as set forth in Clauses 2.1.1 and 2.1.2 without any further obligation to pay any further sums to UCLB under Clause 5. Notwithstanding the foregoing the Licensee acknowledges that once each Patent expires or is abandoned or withdrawn or allowed to lapse in any country or territory, third parties in that country or territory will be entitled to use the inventions claimed in the Patent and that accordingly the licence granted to the Licensee under Clause 2.1.1 will no longer be exclusive in that country or territory.

12.5.2	Upon termination of this Agreement by UCLB under Clause 12.2.1 (for Licensee’s uncured material breach) or under Clause 12.3:

(a)	the Licensee and its Affiliates and Sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clause 5) any unsold or unused stocks of the Licensed Products for a period of six (6) months following the date of termination;

(b)	subject to paragraph (a) above, any license that has not become fully paid-up in accordance with Clause 12.1 shall terminate and the Licensee and its Affiliates (and subject to Clause 2.3, its Sub-licensees) shall no longer be licensed to use or otherwise exploit the Patents and/or the Know-how and/or the Materials, in so far and for as long as any of the Patents remains in force and the Know-how remains confidential;

(c)	the Licensee shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Patents;

(d)	the Licensee will, promptly on UCLB’s request, provide (and will ensure that its patent agents provide) to UCLB all information, documentation and assistance (including executing documents) which UCLB may reasonably require to enable it to continue with the drafting, filing, prosecution and maintenance of the Patents;

(e)	except as set out in Clause 2.3, all sub-licences of the Patents and/or the Know-how and/or the Materials granted by the Licensee pursuant to this Agreement will automatically terminate;

(f)	each Party shall upon the written request of the other Party, return or destroy any documents or other materials that are in its or its Affiliates possession or under its or their control and that contain the other Party’s Confidential Information.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

12.6	If Licensee may terminate this Agreement under Clause 12.2.1 (for UCLB or its Affiliates uncured material breach), then Licensee may elect, in lieu of terminating the entire Agreement, to have all licenses granted under this Agreement survive, subject to Licensee’s fulfilment of [***] percent ([***]%) of its payment obligations under Clause 5 after what would have been the effective date of such termination.

12.7	Upon termination of this Agreement for any reason, the provisions of Clauses 1, 2.3, 2.5, 3.2 to 3.6, 5 (in respect of amounts paid and payable to UCLB in respect of the period up to an including the date of termination) 6.6, 8, 10, 12.5, 12.6, 12.7 and 13 of this Agreement shall remain in force.

13.	GENERAL

13.1	Force Majeure

13.1.1	Any delays in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement and if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that Party including acts of God; acts, regulations and laws of any government; strikes or other concerted acts of workers; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder will be extended by the actual time of delay caused by any such occurrence.

13.1.2	If either Party is prevented from carrying out its obligations:

(a)	under this Agreement for a continuous period of [***] ([***]) months the other Party may terminate this Agreement on giving [***] ([***]) days prior written notice provided always that at the date upon which termination becomes effective the Party which was prevented from carrying out its obligations under this Agreement remains so prevented.

13.2	Amendment

This Agreement may only be amended in writing signed by duly authorised representatives of UCLB and the Licensee.

13.3	Assignment and Third Party Rights

13.3.1	Subject to Clause 13.3.3, the Licensee shall not assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of the Patents, Know-how or Materials, without the prior written consent of UCLB.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

13.3.2	UCLB may assign all its rights and obligations under this Agreement together with its rights in the Patents, Know-how and Materials to any third party.

13.3.3	The Licensee, subject to obtaining the consent of UCLB which shall not be unreasonably withheld or delayed (except in relation to those categories of persons or Affiliates of persons prohibited by Clause 2.3), may assign all its rights and obligations under this Agreement together with its rights in the Patents, Know-how and Materials to any third party to which it transfers all or substantially all of its assets or business, provided that the assignee undertakes to UCLB to be bound by and perform the obligations of the assignor under this Agreement. However the Licensee shall not have such a right to assign this Agreement if it is insolvent.

13.4	Waiver

Any waiver given under or in relation to this Agreement shall be in writing and signed by or on behalf of the relevant Party. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

13.5	Invalid Clauses

If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

13.6	No Agency

Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

13.7	Interpretation

In this Agreement:

13.7.1	the headings are used for convenience only and shall not affect its interpretation; references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

13.7.2	references to Clauses and Schedules mean clauses of, and schedules to, this Agreement;

13.7.3	references in this Agreement to termination shall include termination by expiry;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

13.7.4	where the word “including” is used it shall be understood as meaning “including without limitation”;

13.7.5	any reference to any English law term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English law term;

13.7.6	where there is any conflict or inconsistency between the main body of this Agreement and any of the schedules, then the main body of the Agreement shall prevail;

13.7.7	time shall be of the essence in relation to the performance of the Licensee’s obligations under this Agreement; and

13.7.8	any reference to the sale of a Licensed Product by the Licensee or its Affiliates or Sub-licensees will be taken to include any supply or other disposal of Licensed Products, and the term sold shall be construed accordingly.

13.8	Notices. Addresses for Service

13.8.1	Any notice to be given under this Agreement shall be in English, in writing and shall be delivered by first class recorded delivery mail (if sent to an inland address) or by international courier (if sent to an address outside of the United Kingdom), to the address of the relevant Party set out at the head of this Agreement, or such other address as that Party may from time to time notify to the other Party in accordance with this Clause 13.8.

13.8.2	Notices sent as above shall be deemed to have been received [***] ([***]) working day after the day of posting in the case of delivery inland first class recorded delivery mail, or [***] ([***]) working days after the date of collection by the international courier.

13.9	Law and Jurisdiction

The validity, construction and performance of this Agreement, and any contractual and non-contractual claims arising hereunder, shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the Parties hereby submit, except that a Party may seek an interim injunction (or an equivalent remedy) in any court of competent jurisdiction.

13.10	Entire Agreement

This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. Subject to Clause 10.8.5, the Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

13.11	Third Parties

Except for the rights of UCL, MEEI and NIH as provided in Clause 2.4, the rights of the Indemnitees as provided in Clause 10.6, the rights of MEEI Indemnitees as provided in Clause 10.7, the limitations of liability afforded to the Indemnitees pursuant to Clause 10.8, the rights of MEEI under Clause 11.1.2 and the rights of MEEI and NIH under Clause 9, who may in their own right enforce and rely on the provisions of those Clauses, this Agreement does not create any right enforceable by any person who is not a party to it (“Third Party”) under the Contracts (Rights of Third Parties) Act 1999, but this Clause 13.11 does not affect any right or remedy of a Third Party which exists or is available apart from that Act. The Parties may amend, renew, terminate or otherwise vary all or any of the provisions of this Agreement, including Clauses 2.4, 9, 10.6 and 10.7, and 10.8, without the consent of MEEI, NIH and/or the MEEI Indemnitees.

13.12	Non-use of Names; Announcements

13.12.1	The Licensee shall not use, and shall ensure that its Affiliates and Sub-licensees do not use, the name, any adaptation of the name, any logo, trademark or other device of UCLB, nor of the inventors named on the Patents nor the Principal Investigators in any advertising, promotional or sales materials without prior written consent obtained from UCLB in each case, except that the Licensee may state that it is licensed by UCLB under the Patents.

13.12.2	Except as permitted under Clauses 3.4.1 and 6.6, neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name or trade marks of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

13.13	Escalation

If the Parties are unable to reach agreement on any issue concerning this Agreement or the Project within [***] days after one Party has notified the other of that issue, they will refer the matter to the [***] in the case of UCLB, and to the [***] in the case of the Licensee in an attempt to resolve the issue within the time specified elsewhere in this Agreement in the case of other disputes. Either Party may bring proceedings in a court of competent jurisdiction if the matter has not been resolved within that prescribed period, and either Party may apply to the court for an injunction, whether or not any issue has been escalated under this Clause 13.13.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

EXECUTED on the date set out at the head of this Agreement.

For and on behalf of UCL Business PLC	For and on behalf of MEIRAGTX UK II LIMITED

/s/ Anne Lane	/s/ Richard Giroux
Signed	Signed

Anne Lane	Richard Giroux
Print name	Print name

Executive Director	Chief Operating Officer
Title	Title

10/8/17	August 16, 2017
Date	Date

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

SCHEDULE 1

LICENSED TECHNOLOGY

Part A: The Patents

[***]

Part B: The Know-how

[***]

Part C: The Materials

[***]

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

SCHEDULE 2

APPOINTMENT OF EXPERT

If either Party wishes to appoint an independent expert (the “Expert”) to determine any matter pursuant to any Clause of this Agreement, the following procedures will apply:

1.	The Party wishing to appoint the Expert (“the Appointing Party”) will serve a written notice on the other Party (“the Responding Party”). The written notice will specify the Clause pursuant to which the appointment is to be made and will contain reasonable details of the matter(s) which the Appointing Party wishes to refer to the Expert for determination

2.	The Parties shall within [***] ([***]) days following the date of the Appointing Party’s written notice use all reasonable efforts to agree who is to be appointed as the Expert to determine the relevant matter(s). If the Parties are unable to agree upon the identity of the Expert within that timescale, the Expert shall be appointed by the President (for the time being) of the Licensing Executives Society Britain and Ireland upon written request of either Party.

3.	Each Party will within [***] ([***]) days following appointment of the Expert, prepare and submit to the Expert and the other Party a detailed written statement setting out its position on the matter(s) in question and including any proposals which it may wish to make for settlement or resolution of the relevant matter.

4.	Each Party will have [***] ([***]) days following receipt of the other Party’s written statement to respond in writing thereto. Any such response will be submitted to the other Party and the Expert.

5.	The Expert will if he/ she deems appropriate be entitled to seek clarification from the Parties as to any of the statements or proposals made by either Party in their written statement or responses. Each Party will on request make available all information in its possession and shall give such assistance to the Expert as may be reasonably necessary to permit the Expert to make his/ her determination.

6.	The Expert will issue his/ her decision on the matter(s) referred to him/ her in writing as soon as reasonably possible, but at latest within [***] ([***]) months following the date of his/ her appointment. The Expert’s decision shall (except in the case of manifest error) be final and binding on the Parties.

7.	The Expert will at all times act as an independent and impartial expert and not as an arbitrator.

8.	The Expert’s charges will be borne as he/ she determines in his written decision.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

SCHEDULE 3

DEFINITION OF TOBACCO INDUSTRY FUNDING (REVISED 2009)

FROM THE CANCER RESEARCH UK CODE OF PRACTICE ON TOBACCO INDUSTRY FUNDING TO UNIVERSITIES.

http://www.cancerresearchuk.org/science/funding/terms-conditions/funding-policies/policy-tobacco/

A tobacco company is defined for the purposes of this policy as one that:

•	Derives over 5% of revenues from manufacturing tobacco products;

•	Derives 15%+ of revenues from the manufacture of products necessary for the production of tobacco products;

•	Derives 15% of revenues from the sale of tobacco products (and has 30 or more staff);

•	Owns a tobacco company (the company owns 50% or more of a tobacco company);

•	Is more than 50% owned by a company with tobacco involvement.

The following do not constitute tobacco industry funding for the purposes of this Code:

•	legacies from tobacco industry investments (provided these are sold on immediately)

•	funding from a trust or foundation no longer having any connection with the tobacco industry even though it may bear a name that (for historical reasons) has tobacco industry associations.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

SCHEDULE 4

LIST OF COUNTRIES AND TERRITORIES FOR PATENTS

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Treatment Requested by MeiraGTx Holdings plc

SCHEDULE 5

INITIAL DEVELOPMENT PLAN

[***]

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.